                                                                     EXHIBIT 2.1

                   AGREEMENT OF PURCHASE AND SALE OF ASSETS
                   ----------------------------------------


     THIS AGREEMENT is entered into on February 15, 1999, by and among CHEMONICS INTERNATIONAL, INC., a California corporation ("Chemonics"), WATCH-EDGE
                                                ---------
INTERNATIONAL, INC., an Arizona corporation ("Watch-Edge") (Chemonics and Watch-
                                              ----------
Edge are collectively referred to herein as the "Seller"), FIA INVESTMENT
                                                 ------
COMPANY L.L.C., an Arizona limited liability company, or its assignee

("Purchaser"), and MIKE BOUDLOCHE, solely in his capacity as responsible person
-----------
("Boudloche").
  ---------

                                 RECITALS

          Boudloche was appointed as the responsible person to negotiate a sale of Watch-Edge's stock in its wholly-owned non-debtor subsidiary, Chemonics, or, alternatively, to structure on behalf of and with the consent of Watch-Edge, as Chemonics' sole shareholder, and with the further consent of Board of Directors of Chemonics, a sale of all of the assets of Chemonics itself, in either case together with a sale of those assets of Watch-Edge which are used in conjunction with and/or relate or contribute to Chemonics' business, pursuant to the January 5, 1999, order of the United States Bankruptcy Court for the Southern District of Texas entitled: Order on Motion to Sell Assets Free of Liens, Claims and Encumbrances, Chemonics International, Inc. (the "Sale Order").
                                                      ----------

     In consideration of the terms and conditions contained herein, Purchaser and Seller each hereby agree as follows:

                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

     1.1  Purchase and Sale of Assets.  Subject to the terms and conditions of
          ---------------------------
this Agreement, Seller shall sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase and obtain from Seller, all of Seller's right, title, and interest in and to the assets, contracts, leases and property of Seller described herein that relate to or are used directly or indirectly in the operation of the business of Chemonics, including, but not limited to, the business as described in that certain Offering Memorandum (attached as Exhibit "A") prepared by Seller (the "Business"), whether tangible, intangible, real,
                              --------
personal, or mixed and wherever located, including, but not limited to, those specified below:

     (1) All of the assets reflected on the Financial Statements (as defined below) and all assets subsequently acquired, except for those assets disposed of in the ordinary course of business consistent with past practices;

     (2) All of Chemonics' furniture, improvements, fixtures, equipment, and other personal property, including but not limited to, computer hardware and software, peripherals, communication products and accessories and all other supplies and materials;

                                       1
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     (3) All of Chemonics' cash, cash equivalents, deposits in transit, credits, prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items and deposits, including any cash surrender value thereof;

     (4) All of Chemonics' title, claims, and rights under contracts and subcontracts, including consulting and sales contracts, accounts receivable, notes, evidences of indebtedness, including, without limitation, contracts with the Agency for International Development, the International Bank for Reconstruction and Development, the United Nations, or any other international assistance donor, foreign aid agency or regional development bank (including, but not limited to, any payments relating to such contracts received either prior to or after any assignment of such contract);

     (5) All of Chemonics' federal, state, and foreign and common law copyrights, service marks, trademarks, trade names (specifically, including, without limitation, the name "Chemonics International, Inc." and "Chemonics"), trade secrets, licenses, permits and royalty rights;

     (6) All of Chemonics' securities, notes, bank accounts, certificates of deposit, and bonds;

     (7) All outstanding invoices, studies, reports, plans and information, including customer lists, employee files, technical information sheets, and other materials and data associated with, used or employed by Chemonics in the Business;

     (8) All of Chemonics' interests, claims, and rights, including all deposits, under certain leases, including, but not limited to, all of Seller's interests, claims, and rights under that certain lease for the premises at 1133 20th St. NW, Washington, D.C. 20036;

     (9) All of Chemonics' interest in any subsidiaries or any joint ventures or other business arrangements with third parties;

     (10) All of Watch-Edge's interests, claims, and rights relating to, or set forth in, any computer lease or contract with Dell Computer as evidenced by such companies' "UCC-1 filing";

     (11) Any additional items of tangible or intangible property used or owned by Chemonics which are not included above;

     (12) All of Seller's right, title and interest in any assets or contracts held by them that are used in the Business; and

     (13) All of Chemonics' employment agreements.

     For purposes of this Agreement, all of the property and assets described in this Section 1.1 shall be referred to collectively as "Purchased Assets". Such
                                                       ----------------
sale shall be made free and

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

clear of all liabilities, obligations, and encumbrances provided that Purchaser shall assume those specific liabilities obligations, and encumbrances of Seller specifically assumed by Purchaser under Section 1.2 hereof.

     Notwithstanding anything to the contrary set forth above, Seller is not hereby selling, and Purchaser is not hereby acquiring, any claims, causes of action or rights Seller may have (i) against Anthony Frank, the Tenzer Company, Inc., or Edwin Marzec, or the current or former officers, or directors, agents, employees or professionals thereof or (ii) arising under title 11, of the United States Code, or (iii) against Ashraf Rizk, Thurston F. Teele, or any past or present officer, director, employee or professional of Seller (the "Retained Assets").

     1.2  Assumed Liabilities.  On the Closing Date (as hereinafter defined), in
          -------------------
partial consideration of the transfer to the Purchaser of the Purchased Assets, Purchaser shall assume and pay or discharge only those liabilities or obligations (the "Assumed Liabilities") of Seller reflected on Schedule 1.2. It
                  -------------------
is expressly understood and agreed that Purchaser shall not be liable for any of the obligations or liabilities of Seller of any kind or nature other than those specifically assumed by Purchaser under this Section as specified on Schedule
1.2 hereto as they exist on the Closing Date and only up to the amounts indicated on Schedule 1.2.

     1.3  Liabilities Not Being Assumed.  Except as set forth in Section 1.2,
          -----------------------------
notwithstanding any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to Purchaser, neither Purchaser nor any of its Affiliates shall assume any liabilities, obligations or commitments, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory of Seller, or any other person other than those obligations and commitments comprising the Assumed Liabilities (collectively, the "Excluded
                                                                   --------
Liabilities"). In particular, and subject to Section 7.15, the term "Excluded
-----------
Liabilities" shall include, but not be limited to, the following: (i) any liabilities owed by Seller to ERLY, Watch-Edge or their Affiliates (including liabilities pursuant to tax sharing agreements, if any), (ii) any claims or liabilities relating to any of the Marzec Contingency, the Tenzer Contingency, or any other litigation pending or threatened against Seller or the Purchased Assets that is not disclosed in the Financial Statements, (iii) any arrangement, liability to or claim resulting from, or made with, any investment banker, agent or broker, including AIG and (iv) any Environmental Liabilities and Costs.

     1.4  Purchase Price.  On the terms and subject to the conditions set forth
          --------------
in this Agreement, Purchaser agrees to pay Seller the amounts set forth in this
Section 1.4 (the "Purchase Price").  The Purchase Price for the Purchased Assets
                  --------------
is the total of (a) $1,500,000 in cash previously deposited in trust with Boudloche in connection with this transaction, (b) the Assumed Liabilities, (c) $6,750,000 in cash or other immediately available funds which shall be delivered at the Closing; and if not, the failure to do so shall be an event of default,
(d) satisfaction or release of all amounts owed by Seller to Purchaser, and (e) satisfaction of all amounts owed by Seller to Farmer's Rice Milling Inc., such amount being agreed on as the principal sum of $2,217,470.88, fees (if any), plus accrued interest at the contract rate through the Closing Date.

     1.5  Characterization of Transaction; Allocation.  Purchaser and Seller
          -------------------------------------------
acknowledge and agree that, to the extent applicable, the purchase and sale contemplated by this Agreement constitutes an "applicable asset acquisition" within the meaning of Section 1060 of the Internal Revenue Code and the corresponding provisions of state and local law. Purchaser shall deliver to Seller a proposed allocation of the Purchase Price among the Purchased Assets (the "Proposed Allocation") as soon as practicable after the Closing Date.
      -------------------
Within twenty (20) days after the receipt of the Proposed Allocation, Seller shall propose Seller's changes to the Proposed Allocation, if any. Any dispute with respect to the Proposed Allocation that Purchaser and Seller, acting in good faith, are thereafter unable to resolve within twenty (20) days shall be conclusively resolved by an independent appraisal firm mutually agreed on by Purchaser and Seller. The fees and expenses of such appraisal firm shall be borne equally by Purchaser and Seller. Neither Purchaser nor Seller will take a position inconsistent with the allocation of the Purchase Price as finally determined pursuant to this Section 1.5; provided, however, that, if the Internal Revenue Service ("IRS") takes a position with respect to either
                           ---
Purchaser or Seller that is inconsistent with such allocation, then either Purchaser or Seller, as the case may be, may take a protective position adopting the IRS' contention until the controversy has been resolved.

     1.6  Consent of Third Parties.  Notwithstanding anything to the contrary in
          ------------------------
this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the Consent of a third party shall be made subject to such Consent or approval being obtained. In the event any such Consent or approval is not obtained on or prior to the Closing Date, unless the parties hereto shall otherwise agree, Seller, shall use reasonable efforts to obtain any such approval or Consent after the Closing Date in any lawful arrangement to provide that Purchaser shall receive the interests of Seller in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller, as agent without requiring that Purchaser provide additional consideration; except that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such Consent or approval had been obtained. This provision is subject to the provisions of Paragraph 4.2b. Purchaser shall attempt to obtain releases of Seller from any and all contracting entities releasing Seller from responsibility under such contracts after the Closing Date. Subject to Section 4.2, nothing in this Section 1.6 shall be deemed a waiver by Purchaser of its right to receive an effective assignment of all of the Purchased Assets nor shall this Section 1.6 be deemed to constitute an agreement to exclude from the Purchased Assets any assets set forth in Section 1.1.

                                 ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     As of the date hereof and as of the Closing Date, Sellers jointly and severally represent, warrant, and agree as follows:

     2.1  Authorization, etc.  Seller has the corporate power and authority to
          -------------------
execute and deliver this Agreement and to carry out and consent to the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Seller. This Agreement is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. Seller specifically adopts all actions taken by Boudloche consistent with the Sale Order.

     2.2  Corporate Existence.  Seller is a corporation duly organized, validly
          -------------------
existing, and in good standing under the laws of the jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now conducted.

     2.3  Financial Statements.  Seller has delivered to Purchaser the unaudited
          --------------------
balance sheets of Chemonics at October 31, 1998, and the related statements of income for the seven months then ended, together with the related notes thereto (collectively, the "Financial Statements"). With the exception of those matters
                    --------------------
listed on Schedule 2.4, the Financial Statements are materially complete and correct and in accordance with the books of account and records of Chemonics, and present fairly Chemonics' financial position. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied.

     2.4  Absence of Certain Material Changes or Events.  Since October 31, 1998
          ---------------------------------------------
(and with respect to subsections 10, 11 and 12 below, December 31, 1997), other than that known by Thurston F. Teele ("Teele") and Ashraf W. Rizk ("Rizk"), or
                                       -----                        ----
as provided in any court order or this Agreement, there has not been any material (i.e. in excess of the sum of $25,000.00 per occurrence or $100,000.00 in the aggregate):

          (1) Except for the loan from Farmer's Rice Milling Inc. or other transactions approved by the bankruptcy court, transaction by Chemonics outside the ordinary course of business consistent with past practices;

          (2) Adverse change in the financial condition, liabilities, assets, business, or prospects of Chemonics;

          (3) Increase in the salary or other compensation payable or to become payable by Chemonics to any of its officers or directors or the declaration, payment, or commitment or obligation of any kind for the payment, by Chemonics, of a bonus or other additional salary or compensation to any such person;

          (4) Amendment or termination of any contract, agreement, or license to which Chemonics is a party, or by which it or any of its assets or properties are subject, except in the ordinary course of business;

          (5) Waiver or release of any right or claim of Chemonics, except in the ordinary course of business or except for any release in connection with settlement of the Marzec Contingency or the Tenzer Contingency;

          (6) Declaration of or agreement to make any distribution of any assets of any kind whatsoever;

          (7) Citations, notices, or communications received for any violations of any act, law, rule or regulation of any Governmental Authority;

          (8) Claim incurred for damages or alleged damages for actual or alleged negligence or other tort or breach of contract which is not fully covered by insurance underwritten by responsible insurers;

          (9) Sales, transfers, disposals of or agreements to sell, transfer or otherwise dispose of any of the assets, properties or rights of Chemonics, except in the ordinary course of business consistent with the past practices of Chemonics;

          (10) Change in the liabilities or obligations of Seller. Chemonics has not incurred, and none of its assets or properties are subject to, any liabilities or obligations (accrued, absolute, contingent, or otherwise including but not limited to accrued but not yet payable tax liabilities) whether or not such liabilities are normally shown or reflected on a balance sheet prepared in a manner consistent with generally accepted accounting principles, and Chemonics is not in default in respect of any term or condition of any indebtedness or liability (except for defaults with respect to indebtedness owed to Purchaser). There are no facts in existence on the date hereof and known to Seller and not known to Teele or Rizk that might reasonably serve as the basis for any material liabilities or obligations of Chemonics not disclosed in this Agreement, Schedule 2.4, or the Financial Statements;

          (11) Claims, actions, lawsuits, proceedings, arbitration issues, unsettled workers compensation claims, or investigations pending or threatened (except for the Marzec Contingency) against or affecting Chemonics, the Business, or any of its assets or properties, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, agency, instrumentality, or unit;

          (12) Contract, agreement, commitment and other instrument and arrangement (whether written or oral), except as set forth in this Agreement, any schedule hereto, or the Financial Statements, to which the Seller is a party, or by which it, or any of its property is bound, which affects the Purchased Assets, entered into by anyone other than Teele or Rizk, or any person authorized to do so by the foregoing individuals, including but not limited to asset purchase agreements and other acquisition or divestiture agreements, leases, joint venture or partnership agreements, investment letters, financing arrangements, escrow agreements, bonds, liens, pledges or other security agreements, employment or consulting contracts, bonus, pension, group insurance or similar employee benefit plans, insurance policies, or license agreements; or

          (13) Agreements to do any of the things described in the preceding clauses (1) through (12).

     2.5  Tax Matters.  Except as set forth in the Financial Statements or known
          -----------
to Teele and Rizk and except as to the 1997 consolidated tax return, all federal, state, county, local and other taxes, including without limitation, income taxes, excise taxes, payroll taxes, corporate franchise taxes, sales, and ad valorem taxes, due and payable by Chemonics on or before the date of this Agreement have been paid, and Chemonics has filed on a timely basis all tax returns and reports required to be filed by it with all applicable taxing authorities and Seller does not expect any penalties to be assessed against Chemonics with respect to such returns and reports. Seller is responsible for filing all post-closing tax returns of Chemonics and for complying with all tax related audits and inquiries relating to Chemonics. Nothing herein shall require that Purchaser pay or assume any liability for such audit or as a result of such audit. No assessments or deficiencies have been made against Chemonics and no extensions of time are in effect for the assessment of deficiencies. Seller will not cause or voluntarily permit a change in any method of accounting for tax purposes during or applicable to Chemonics current tax year which would render inaccurate, misleading, or incomplete the information concerning taxes set forth in or referred to in this Section 2.5, or which would have an adverse effect on Chemonics for any period ending on or before the Closing Date. A copy of the current accounting information and software shall be delivered to Seller within
fifteen (15) days of Closing.   Purchaser agrees to preserve for the benefit of
Seller a copy of all data on the accounting system(s). Subsequent to Closing, Purchaser agrees to assist, cooperate and provide to Seller accounting information in the event that Seller shall need such accounting information for
(1) tax matters involving Seller, or (2) to respond to any government, contract, or IRS audits or inquiries, or (3) on any other matter reasonably requested by Seller.

     2.6  Title to Purchased Assets.  Seller has and will transfer to Purchaser
          -------------------------
good and marketable fee simple to the Purchased Assets and upon the consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to all of the Purchased Assets, free and clear of any liens or encumbrances.

     2.7  Environmental Matters.
          ---------------------

          (1) Chemonics (and Watch-Edge solely as to any assets conveyed to Purchaser hereunder) has complied and is currently in compliance with, all Environmental Laws, and no action, suit, proceeding, investigation, charge, complaint, notice, claim or demand has been filed, commenced or asserted against Chemonics alleging any failure to comply, nor is there any basis upon which such action, suit, proceeding, investigation, charge, complaint, notice, claim or demand could be so filed, commenced or asserted.

          (2) No work, repair, construction or capital expenditure is required to be performed or expended by Chemonics as a result of any Environmental Law.

          (3) Chemonics has no liability for damage under any Environmental Law with respect to (i) any site, location or body of water (surface or sub-surface) or (ii) any illness of or personal injury to, any employee or other individual.

          (4) All properties and equipment, including the Purchased Assets, occupied or used by Chemonics are and have been free of Hazardous Substances.

     Section 2.8  Disputed Liabilities.  Seller and Purchaser dispute whether
                  --------------------
the items set forth on Schedule 2.4 (the "Disputed Liabilities") are items which Purchaser agreed to assume or pay under that certain letter agreement dated January 15, 1999 (the "January 15 Letter").

                                 ARTICLE 3
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

     As of the date hereof and as of the Closing Date, the Purchaser represents, warrants, and agrees as follows:

     3.1  Authorization, etc.  Purchaser has the power and authority to execute
          ------------------
and deliver this Agreement and to carry out and consent to the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser. This Agreement is the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

     3.2  Existence.  Purchaser is an Arizona limited liability company, duly
          ---------
authorized, validly existing and in good standing under the laws of Arizona with full power and authority to carry on its business as it is now conducted.

     3.3  Covenant.  Purchaser agrees to timely perform and discharge all
          --------
Assumed Liabilities and to perform all obligations of Seller and Purchaser under any contracts or leases assumed or to be acquired hereunder.

                                 ARTICLE 4
                             CONDITIONS PRECEDENT

     4.1  Conditions to Obligations of Each Party.  The obligations of the
          ---------------------------------------
parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          4.1.a  HSR Act Notification . In respect of any necessary
                 ---------------------
notifications of Purchaser and Seller pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSRA"), the applicable waiting period and any extensions thereof shall have expired or been terminated.

          4.1.b  No Injunction, etc.  Consummation of the transactions
                 ------------------
contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental

Authority.

          4.1.c  Section 363(m) Order. Entry of an order, which has not been
                 --------------------
stayed or the effectiveness thereof enjoined, under 11 U.S.C. (S) 363(m) determining that Purchaser (or its assignee) and any person who participated in submitting the bid set forth in the January 15 Letter is a "good faith" purchaser as that term is utilized in Section 363(m), that the parties hereto negotiated the terms of the sale authorized under the agreement in, and conducted themselves at all relevant times in, good faith, that there is no undisclosed agreement or other contract which affects or is related to the sale or the consideration to be provided by Purchaser, that Purchaser (or its assignee) is entitled to the protections set forth under Section 363(m), that Boudloche's execution of this Agreement is approved, and that Boudloche's actions in connection therewith are appropriate and approved.

          4.1.d  Free and Clear Order; Transfer Documents.  Entry of an order,
                 ----------------------------------------
which has not been stayed or the effectiveness thereof enjoined, (i) declaring that the sale of the assets of Chemonics acquired by Purchaser is free and clear of all liens, claims, or encumbrances (subject only to Assumed Liabilities) and
(ii) providing for the assignment to Purchaser by Watch-Edge of leases or executory contracts required to be conveyed or assigned hereunder. Seller shall also have delivered to Purchaser at the Closing all documents, certificates and agreements necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of any and all liens, claims, and encumbrances thereon to the extent provided herein.

     4.2  Conditions to Obligations of Purchaser.  The obligations of Purchaser
          --------------------------------------
to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser, in its sole discretion) on or prior to the Closing Date of the following additional conditions, which Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

          4.2.a  Representations; Performance.  The representations and
                 ----------------------------
warranties of Seller contained herein shall be true and correct in all respects on and as of the Closing Date as though made at that time. Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          4.2.b  Consents.  Seller shall have obtained and shall have delivered
                 --------
to Purchaser copies of (i) all Governmental Approvals required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) all Consents necessary to be obtained in order to consummate the sale and transfer of the Purchased Assets pursuant to this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding any other provision contained in this Agreement, nothing shall require Seller to obtain any governmental or third party consent to any assignment or transfer of the Purchased Assets as a prerequisite to Purchaser's obligations herein. Any costs and expenses associated with obtaining such consents after Closing shall be the sole responsibility of Purchaser.

          4.2.c  Board of Directors Approval.  This Agreement, and all
                 ---------------------------
transactions
contemplated hereby, shall have been approved by the Board of Directors of Chemonics at a duly called meeting ratifying Mr. Boudloche's actions and, as to Chemonics, adopting them as the actions of the corporation and shall have been approved by the Board of Directors of Watch-Edge in a similar manner.

          4.2.d  No Adverse Change.  There shall have been no material adverse
                 -----------------
change in the financial condition, liabilities, assets, business, or prospects of Chemonics since the date of this Agreement through and including the Closing.

     4.3  Conditions to Obligations of Seller.  The obligations of Seller to
          -----------------------------------
consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller, in its sole discretion) on or prior to the Closing Date of the following additional condition, which Purchaser agrees to use reasonable good faith efforts to cause to be fulfilled.

          4.3.a  Representations; Performance, etc.  The representations and
                 ----------------------------------
warranties of Purchaser contained herein shall be true and correct in all respects on and as of the Closing Date as though made at that time. Purchaser has duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                                 ARTICLE 5
                                 THE CLOSING

     5.1  Closing.  The Closing (and the payment of monies required hereunder)
          -------
with respect to the transactions contemplated by this Agreement the ("Closing")
                                                                      -------
shall take place at 3:00 p.m. local time on the earlier of (a) February 25, 1999 or (b) such other time as the parties hereto agree. The Closing shall occur at the offices of Chemonics International, Inc. or at such other place as the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the ("Closing Date").
                               ------------

     5.2  Seller's Obligations.  At the Closing, Seller shall deliver to
          --------------------
Purchaser the following:

          (a) Instruments of transfer transferring to Purchaser all of Seller's rights, title, and interest in and to the Purchased Assets, all in form and substance satisfactory to Purchaser;

          (b) All books, records, and other data relating to the Business (other than its corporate records);

          (c) Instruments of assignment and transfer of all other Purchased Assets of every kind and description and wherever situated;

          (d) Seller, at any time before or after the Closing, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement, and

          (e) Evidence of the satisfaction of all requirements of Sections 4.1 and 4.2.

     5.3  Purchaser's Obligations.  At the Closing, Purchaser shall deliver to
          -----------------------
Seller the following:

          (1) Delivery of $6,750,000 payable as provided in Section 1.4 hereof and release to Seller of the $1,500,000.00 previously deposited by Purchaser;

          (2) Satisfaction or release of the amount owed by Seller to Purchaser;

          (3) Satisfaction of all amounts owed by Seller to Farmer's Rice Milling Inc.; (principal amount limited to $2,217,470.88, plus accrued interest at the base rate through the Closing Date);

          (4) An assumption agreement pertaining to the Assumed Liabilities in form and substance reasonably acceptable to Seller;

          (5) A certificate of satisfaction or release which releases any claim against the stock of either Chemonics or Watch-Edge which stock is held as collateral by Purchaser; and

          (6) To the extent Purchaser has the original of any such stock certificates of Watch-Edge or Chemonics, same shall be returned to Seller along with the certificate indicating the satisfaction of this indebtedness.

                                 ARTICLE 6
                               POST CLOSING

     6.1  Survival of Representations and Warranties.  All covenants,
          ------------------------------------------
agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing.

     6.2  Indemnification by Seller.  Seller shall indemnify, defend, and hold
          -------------------------
harmless Purchaser and its successors and assigns from and against any and all claims, demands, obligations, liabilities, losses, costs, damages, and expenses, including interest, penalties, and reasonable attorneys' fees caused by or arising out of

          (1)  any Excluded Liability;

          (2) any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement;

          (3) any breach of warranty or materially inaccurate or erroneous representation made by Seller herein;

          (4) all Environmental Liabilities and Costs arising out of the Seller's operations or its business prior to the Closing Date; and/or

          (5) any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs, and expenses incident to any of the foregoing.

     Purchaser and its successors and assigns shall promptly notify Seller of any such liability, breach of warranty, inaccuracy, misrepresentation, or any other claim arising under the foregoing indemnification provision. Seller may contest and defend in good faith any claim of third parties covered by this Section, provided such contest is made without cost or prejudice to Purchaser, and provided that within thirty (30) days of Seller's receipt of notice of such claim Seller notifies Purchaser of its desire to defend and contest such claim. Any allowed claim of Purchaser under Section 6.2 hereof shall be considered and deemed to be an administrative claim in the Watch-Edge and to, the extent applicable, Erly Industries, Inc. bankruptcy case and provided for in any plan or, in the event the case is converted, in any subsequently converted case under Chapter 7 of the Bankruptcy Code.

     6.3  Indemnification by Purchaser.  Purchaser agrees to indemnify and hold
          ----------------------------
harmless Seller against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities Seller may incur by reason of (i) Purchaser's material breach of any covenant or agreement made by Purchaser in or pursuant to this Agreement, or (ii) the material inaccuracy of any representation or warranty made by Purchaser in or pursuant to this Agreement.

                                 ARTICLE 7
                               MISCELLANEOUS

     7.1  Definitions.  The terms defined in this Section 7.1, whenever used in
          -----------
this Agreement, shall have the respective meanings indicted below for all purposes of this Agreement.

          Affiliate: of (a) any Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such first Person and (b) the Seller includes any Affiliate as defined in clause (a) above. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls"- "controlled by" and "under common control with"), as used with respect to any Person (including Seller), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or firms with, or report or notice to, any Person, including but not limited to any Governmental Authority.

          Environmental Laws: all applicable laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, release, threatened release or transportation of any Hazardous Substances, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

          Environmental Liabilities and Costs: all losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all losses related to remedial actions, and all fees, disbursements and expenses of counsel, experts, personnel, and consultants based on, arising out of, or otherwise in respect of (i) the ownership or operation of the Seller, the Business, or any real properties, assets, equipment, or facilities, by the Seller, or any of its predecessors or Affiliates; (ii) the environmental conditions, whether known or unknown, existing on the Closing Date on, under, above, or about any real properties, assets, equipment, or facilities currently or previously owned, leased, or operated by the Seller, or any of its predecessors or Affiliates; and (iii) expenditures necessary to cause any aspect of the Seller's business to be in compliance with. any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all environmental permits, licenses, registrations, certificates or otherwise issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any leased real property.

          Governmental Approval: any Consent of, with or from any Governmental Authority.

          Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes, radon gas or related materials (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" - or "hazardous substance" - thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

          Marzec Contingency: means the case entitled Edwin Marzec v. Chemonics
                                                      -------------------------
International, Inc., et al, originally filed in the Superior Court of the State
---------------------------
of California, County of Los Angeles, Case No. B0198654 and subsequently removed to the United States District Court, Southern District of California and that certain case entitled Edwin Marzec v. Ashraf Rizk and Thurston F. Teele, filed
                      -------------------------------------------------
as C.A. No. 0009467-98 in the Superior Court for the District of Columbia, or any lawsuit, claim, or cause of action relating thereto asserting, as a basis for such claim or suit, substantially similar facts.

          Person: any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Authority or other entity.

          Tax or Taxes: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

          Tenzer Contingency: means the Settlement Agreement among Anthony Frank, Tenzer Company, Inc. and Chemonics Industries, Inc.

     7.2  Expenses.  Seller and Purchaser shall each pay its own expenses
          --------
incident to the negotiation, preparation, and carrying out of this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated hereby shall be consummated; provided, however, that Purchaser shall be solely responsible for the cost of any filing pursuant to the HSR Act or the cost associated with compliance with any applicable bulk sales or similar law in connection with the transactions contemplated hereby. Neither Seller nor Purchaser has employed or engaged a broker with respect to this transaction.

     7.3  Notices.  All notices, requests, consents, and other communications
          -------
hereunder shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed first class certified mail, postage prepaid, if addressed as follows:

If to Seller, to:                        If to Purchaser, to:
Ms. Nanette Kelley, Chairman               FIA Investment Company L.L.C.
ERLY Industries, Inc.                      5670 Echo Canyon Drive

P. O. Box 788                             Phoenix, Arizona  85018-1245
Baton Rouge, Louisiana  70821                Attention Scott Spangler
Fax:  (504) 922-5120                      Fax:  (602) 840-9286

Copies to:                                Copies to:
Glen Ayers & David Gragg                  Todd Jones
Attorneys for Watch-Edge International    Snell & Wilmer L.L.P.
Jeffers & Banack, Incorporated            One South Church Avenue
745 East Mulberry, Suite 900              Suite 1500
San Antonio, Texas  78212                 Tucson, Arizona  85701-1612
Fax:  (210) 735-6889                      Fax: (520) 884-1294

Matthew Rosenstein                        David B. Tatge
Attorney for ERLY Industries, Inc.        Attorney for Tony Teele & Ashraf Rizk
American Bank Plaza                       Epstein Becker & Green PC
711 North Caranchua , Suite 420           1227 25th Street, NW
Corpus Christi, Texas  78475              Washington, D.C.  20037
Fax:  (512) 883-5590                      Fax:  (202) 296-2882

Bill Finkelstein & Howard Spector         Samuel R. Kastner
Attorneys for ERLY Creditors Committee    Wilkes, Artis, Hedrick & Lane Charter
Hughes & Luce                             Suite 1100
1717 Main Suite 2800                      1666 K Street N.W.
Dallas, Texas  75201                      Washington, D.C. 20006
Fax:  (214) 939-5849                      Fax:  (202) 457-7814


     Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

     7.4  Costs.  If any legal action or other proceeding is brought for the
          -----
enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     7.5  Assignment.  This Agreement may be assigned by Purchaser to any
          ----------
Affiliate of Purchaser without the consent of the Seller. For purposes of this section, it is expressly agreed that Purchaser intends to create a new company whose shareholders will include the current equity holders of Purchaser and Teele and Rizk to accept the Purchased Assets and that such entity will be considered an Affiliate of Purchaser. Any such assignee shall assume all obligations of Purchaser hereunder, including, but not limited to, any indemnity hereunder.

     7.6  Entire Agreement.  This Agreement and the schedules, exhibits,
          ----------------
certificates, and documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings with respect to the subject matter hereof. All schedules and exhibits attached to this Agreement are deemed to be fully incorporated herein by this reference for all purposes, as though fully set forth at length herein.

     7.7  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     7.8  Governing Law.  This Agreement shall be construed in accordance with,
          -------------
and governed by, the laws of the State of Arizona.

     7.9  Responsible Person.  Boudloche, solely in his capacity as responsible
          ------------------
person, is executing this Agreement pursuant to the Order on Motion to Sell Assets Free of Liens, Claims, and Encumbrances: Chemonics International, Inc., entered on January 5, 1999, by the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, in the case captioned In re: Watch-Edge International. Inc., Case No. 98-21895.

     7.10  Teele and Rizk.  The parties acknowledge and consent to the
           --------------
participation, as shareholders and officers of Purchaser's assignee, of Teele and Rizk and to their resignations effective on the Closing Date from their positions as officers and directors of Chemonics and Watch-Edge.

     7.11  Releases.  Effective as of the Closing, Chemonics, Watch-Edge, ERLY
           --------
Industries, Inc. (on behalf of themselves, their estate, and any subsequently appointed Chapter 7 trustee) and each of their Affiliates, and to the maximum extent permitted under law, their insiders, officers, directors, managers, members, principals, insurers, professionals and agents, and their respective successors and assigns, hereby irrevocably and forever release, acquit and discharge each of Purchaser, Scott M. Spangler, and, to the maximum- extent permitted under law, their present Affiliates, insiders, officers, directors, managers, members, principals, insurers, professionals and agents, and their respective successors and assigns, from any and all rights, liabilities, claims, contract rights, obligations, offsets, suits, demands, debts and grievances of any kind, whether known or unknown, contingent or not, in any way arising out of, set forth in, or related to (i) any offer made to acquire any assets of Chemonics or Watch-Edge, (ii) that certain Revolving Credit and Security Agreement, dated May 30, 1996, (iii) that certain Credit and Security Agreement, dated as of November 30, 1998, and (iv) any action, inaction, omission, order or agreement relating thereto, except to the extent expressly set forth herein; all parties hereto having agreed that the obligation of Purchaser expressly set forth herein shall be the sole obligations Purchaser has to Seller, provided, however, that nothing contained in this provision shall constitute a release of any current or former insider, officer or director of either Chemonics or Watch-Edge.

     7.12  Releases.  Effective as of the Closing, Purchaser, Scott M. Spangler,
           --------
and each of their Affiliates, and to the maximum extent permitted under law, their insiders, officers, directors, managers, members, principals, insurers, professionals and agents, and their respective successors and assigns, hereby irrevocably and forever release, acquit and discharge each of Chemonics, Watch-Edge, ERLY Industries, Inc., their Affiliates, Mike Boudloche, as Responsible Person, and, to the maximum extent permitted under law, their insiders, officers, directors, managers, members, principals, insurers, professionals and agents, and their respective successors and assigns from any and all rights, liabilities, claims, contract rights, obligations, offsets, suits, demands, debts and grievances of any kind, whether known or unknown, contingent or not, in any way arising out of, set forth in, or related to (i) any offer made to acquire any assets of Chemonics or Watch-Edge, (ii) that certain Revolving Credit and Security Agreement, dated May 30, 1996, (iii) that certain Credit and Security Agreement, dated as of November 30, 1998, and (iv) order or agreement relating thereto, except to the extent expressly set forth herein (including, expressly, the indemnification obligations of Seller herein); all parties hereto having agreed that the obligation of Seller expressly set forth herein shall be the sole obligations Seller has to Purchaser.

     7.13  Jurisdiction.  The United States Bankruptcy Court for the Southern
           ------------
District of Texas, Corpus Christi Division, shall have jurisdiction to resolve any disputes arising hereunder.

     7.14  Conveyance of Stock.  Seller hereby agrees, that for no additional
           -------------------
consideration, Purchaser shall have the option to acquire all of the outstanding stock of Chemonics for the sum of One Dollar ($1.00). The parties hereto agree that such purchase price will be fair and adequate consideration therefore.
This option will expire on September 1, 1999. The parties acknowledge and agree that Watch-Edge shall have the right to take an assignment and conveyance of the Retained Assets and the Purchase Price prior to the closing of the conveyance of the outstanding stock of Chemonics to Purchaser pursuant to the option.

     7.15  Disputed Liabilities.  The obligation of Purchaser to pay Seller the
           --------------------
Disputed Liabilities under the January 15 Letter shall be determined by (i) an arbitrator selected by the parties (to the extent the parties can so agree) or
(ii) upon entry of a final order of the Bankruptcy Court.  Within ten (10) days
(i) of the date of the arbitrator's decision or, if applicable, (ii) the entry of a final order as set forth above, Purchaser shall pay to Seller such amounts that are determined to be due, if any.

     7.16  No Personal Liability.  The individual signatories hereto shall have
           ---------------------
no personal liability hereunder based solely on their execution hereof.

     7.17  Successors.  This agreement shall inure to the benefit of any
           ----------
successors-in-interest to the parties hereto.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLER:                                PURCHASER

CHEMONICS INTERNATIONAL, INC.          FIA INVESTMENT COMPANY L.L.C.


/s/ NANETTE N. KELLEY                  /s/ SCOTT M. SPANGLER
----------------------------           -------------------------------
By: Nanette Kelley, Chairman           By: Scott M. Spangler, Member Manager
Duly Authorized                        Duly Authorized


/s/ MIKE BOUDLOCHE
----------------------------
By: Mike Boudloche,
Solely in his capacity as Responsible Person
without warranties or representations
512-883-5786, Ext. 12; fax 512-883-4381.
711 N. Carancahua, Suite 1508
Corpus Christi, TX  78475


WATCH-EDGE INTERNATIONAL, INC.        ERLY Industries, Inc.


/s/ NANETTE N. KELLEY                 /s/ NANETTE N. KELLEY
----------------------------          --------------------------------
By: Nanette Kelley, Chairman          By: Nanette Kelley, Chairman
Duly Authorized                       Duly Authorized

                                 SCHEDULE 1.2
                                 ------------
                             (ASSUMED LIABILITIES)


Purchaser shall assume and pay only the liabilities (to the extent they remain due and owing) listed on this Schedule 1.2 plus any additional liabilities of Chemonics which arose or arise between October 31, 1998 and Closing in the normal course of business.

1.      Accounts Payable             $4,818,083.00(l)
2.      Note Payable to CIB          $1,068,356.00
3.      Accrued Payroll and          $2,180,550.00(l)
        other current liabilities
4.      Profit Sharing Reserve       $  250,000.00
5.      Billings in Excess of Cost   $  348,110.00
6.      Deferred Rent                $1,227,801.00

Total Assumed Liabilities            $9,892,902.00

Notes
(1)  A detailed list of accounts payable and accruals is attached.
(2)  The amounts set forth in items 1-6 above are not Disputed Liabilities.

                                 SCHEDULE 2.4
                                 ------------
                            (DISPUTED LIABILITIES)

1.   All accrued unpaid management fees at the rate of $40,000.00 per month.

     Prior to October 19, 1998                   Included in Item No. 4 below
     October 1998                                $ 40,000.00
     November 1998                               $ 40,000.00
     February 1999                               $ 40,000.00
                                                 -----------
     Subtotal                                    $120,000.00

     [It is our understanding that December 1998 and January 1999 have been paid.]

2.   Fees owed to Ostrander for loan brokerage:  $ 20,000.00

3.   Unreimbursed Fees for Director's
     Meetings, travel, etc.    No more than      $ 15,000.00

4.   Pre-petition intercompany
     receivables on the ERLY books
     and records from Watch-Edge
     not on the books and records
     of Chemonics      Approx.                   $232,000.00
                                                 -----------
     TOTAL:                                      $387,000.00
                                                 ===========